Exhibit 10.1

Amendment to Fiserv, Inc. Stock Option and Restricted Stock Plan

The Fiserv, Inc. Stock Option and Restricted Stock Plan (as amended and restated as of February 16, 2005) (the “Plan”) is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meanings ascribed to such terms in the Plan):

1.	Section 6.7 of the Plan is hereby restated in its entirety to read as follows:

Options issued under this Plan will not be repriced, replaced or regranted through cancellation or by lowering the option price of a previously granted option, except (a) as permitted by Section 9; or (b) with prior approval of the Company’s shareholders, but only in connection with a transaction which is considered the grant of a new Option for purposes of Section 409A of the Code, and provided that the new option price is not less than the Fair Market Value of a Share on the new grant date.

2.	Except as aforesaid, the Plan shall remain in full force and effect.